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                                                                   Exhibit 4.10a

                                 TRUST AGREEMENT
                                       OF
                             BANK ONE ISSUANCE TRUST

      TRUST AGREEMENT, dated as of April 24, 2002, between First USA Bank, National Association, a national banking association (the "Beneficiary"), and Wilmington Trust Company, a Delaware banking corporation (the "Owner Trustee"). The Beneficiary and the Owner Trustee hereby agree as follows:

      1. The trust created hereby shall be known as "Bank One Issuance Trust" (the "Trust"), in which name the Owner Trustee may conduct the business of the Trust, make and execute contracts, and sue and be sued.

      2. The Beneficiary hereby assigns, transfers, conveys and sets over to the Owner Trustee the sum of $1. The Owner Trustee hereby acknowledges receipt of such amount in trust from the Beneficiary, which amount shall constitute the initial trust estate. The Owner Trustee hereby declares that it will hold the trust estate in trust for the Beneficiary. It is the intention of the parties hereto that the Trust created hereby constitute a business trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. C., (S) 3801 et seq. and that this document constitute the governing instrument of the Trust. The Owner Trustee is hereby authorized and directed to execute and file a certificate of trust with the Delaware Secretary of State in the form attached hereto as Exhibit A.

      3. The Owner Trustee may resign upon thirty days prior written notice to the Beneficiary. If no successor has been appointed within such thirty day period, the Owner Trustee may, at the expense of the Trust, petition a court of competent jurisdiction to appoint a successor trustee.

      4. The Beneficiary and the Owner Trustee will enter into an amended and restated Trust Agreement, satisfactory to each such party, to provide for the contemplated operation of the Trust created hereby. Prior to the execution and delivery of such amended and restated Trust Agreement, the Owner Trustee shall not have any duty or obligation hereunder or with respect to the trust estate, except as otherwise required by applicable law or as may be necessary to obtain prior to such execution and delivery of any licenses, consents or approvals required by applicable law or otherwise as such are prepared for filing with the appropriate authority and presented to the Owner Trustee by the Beneficiary, or its counsel, in execution form with appropriate instructions and adequate indemnity from the Beneficiary; provided, however, that the Owner Trustee shall have no obligation in connection with the

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action to be taken by the Beneficiary below. The Beneficiary is hereby authorized to execute on behalf of the Trust any underwriting agreements and any informational or other filings, documents, papers and instruments as may be required to be filed with the Securities and Exchange Commission.

      5. The Owner Trustee accepts the trusts hereby created and agrees to perform its duties hereunder to the same but only upon the terms of this Trust Agreement. Except as otherwise expressly required in Section 2 of this Trust Agreement, the Owner Trustee shall not have any duty or liability with respect to the administration of the Trust, the investment of the Trust's property or the payment of dividends or other distributions of income or principal to the Trust's beneficiaries, and no implied obligations shall be inferred from this Trust Agreement on the part of the Owner Trustee. The Owner Trustee shall not be liable for the acts or omissions of the Beneficiary or any other person who acts on behalf of the Trust nor shall the Owner Trustee be personally liable for any act or omission of the Owner Trustee, except for its own willful misconduct or gross negligence.

      6. This Trust Agreement may be executed in one or more counterparts, each of which when so executed shall be an original and all of which when taken together shall constitute but one and the same instrument.

      7. This Trust Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its conflicts of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

                                       2

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      IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed by their respective officers thereunto duly authorized, as of the day and year first above written.

                                       FIRST USA BANK, NATIONAL
                                       ASSOCIATION, as Beneficiary

                                       By: /s/ Stephen R. Etherington
                                           ------------------------------------
                                           Name: Stephen R. Etherington
                                           Title: First Vice President

                                       WILMINGTON TRUST COMPANY, as Owner
                                       Trustee

                                       By: /s/ Donald G. MacKelcan
                                           --------------------------------
                                           Name: Donald G. MacKelcan
                                           Title: Vice President

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                                                                       EXHIBIT A
                                                                       ---------

            [FORM OF] CERTIFICATE OF TRUST OF BANK ONE ISSUANCE TRUST


      This Certificate of Trust of Bank One Issuance Trust (the "Trust"), has been duly executed and is being filed by the undersigned, as trustee, to create a business trust under the Delaware Business Trust Act (12 Del. C., ss. 3801 et seq.) (the "Act"),

      1. Name. The name of the business trust created hereby is Bank One Issuance Trust.

      2. Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware is Wilmington Trust Company, 1100 North Market Street, Wilmington, Delaware 19890-1600, Attention: Corporate Trust Administration.


      3. Effective Date. This Certificate of Trust shall be effective April 24, 2002.

      IN WITNESS WHEREOF, the undersigned has executed this Certificate of Trust in accordance with Section 3811 (a)(1) of the Act.


                                       WILMINGTON TRUST COMPANY,
                                         not in its individual capacity but
                                         solely as Owner Trustee


                                       By: _______________________________
                                           Name:
                                           Title:

                                      A-1